Exhibit 10.10

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Amendment”), dated for reference purposes only as of the 17 day of June, 2011, is entered into by and between EMERYVILLE OFFICE, L.L.C., a Delaware limited liability company (“Landlord”), and ADAMAS PHARMACEUTICALS, INC., a Delaware corporation (formerly known as Neuromolecular Pharmaceuticals, Inc.) (“Tenant”).

R E C I T A L S:

A.                                    Landlord (as successor to NOP Watergate, LLC, a Delaware limited liability company) and Tenant are parties to that certain Office Lease Agreement dated as of October 25, 2006 (the “Original Lease”), which Original Lease has been previously amended by that certain: (i) First Amendment to Lease dated April 29, 2009 (the “First Amendment”) and (ii) Second Amendment to Office Lease Agreement dated January 18, 2011 (the “Second Amendment”) (the Original Lease, as so amended, is referred to herein collectively as the “Lease”). Pursuant to the Lease, Tenant currently leases from Landlord those certain premises on the 10th floor of the building at 1900 Powell Street, Emeryville, California (the “1900 Building”) described as Suite 1050, containing approximately 9,172 rentable square feet (“RSF”) (the “Original Premises”).

B.                                    Capitalized terms which are used in this Amendment without definition have the meanings given to them in the Lease.

C.                                    The Term of the Lease is currently scheduled to expire on June 30, 2011. Landlord and Tenant desire to enter into this Amendment to extend the Term of the Lease.

D.                                    In addition, the parties desire to amend the Lease in order to, among other things, relocate Tenant from the Original Premises to that certain space (the “New Premises”) known as Suite 220 containing approximately 3,723 RSF on the second (2nd) floor of the building located at 2200 Powell Street, Emeryville, California (the “2200 Building”), and to further amend the terms of the Lease upon the terms and conditions set forth below.

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing the mutual covenants and agreements contained in this Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.                                      New Premises. Tenant hereby agrees to lease from Landlord, and Landlord hereby agrees to lease to Tenant, the New Premises on the terms and conditions hereinafter set forth. As of the New Commencement Date (as defined in Section 3 below), (i) Exhibit A attached hereto showing the New Premises is hereby incorporated into and made a part of the Lease, (ii) all references in the Lease to the defined term “Premises” shall mean and refer to the New Premises, and (iii) all references in the Lease to the defined term “Building” shall mean and refer to the 2200 Building. Tenant’s use and occupancy of the New Premises shall be in accordance with all of the terms and conditions of the Lease as amended by this Amendment (the “Amended Lease”).

2.                                      Original Premises. Tenant shall continue to occupy the Original Premises in accordance with the terms and conditions of the Lease until no later than 12:00 midnight on that date which is fourteen (14) days after the New Commencement Date (the “Surrender Date”). Tenant agrees to surrender possession of the Original Premises to Landlord on the Surrender Date, broom clean and in good order, condition and repair, ordinary wear and tear excepted, and otherwise in compliance with the terms of the Lease regarding surrender. Upon such surrender, all rights of Tenant to possession and occupancy of the Original Premises will terminate except as to Tenant’s surviving obligations under the Lease, and all of Tenant’s rights under the Amended Lease shall relate solely to the New Premises.

3.                                      New Commencement Date and New Term. The Term as to the New Premises (“New Term”) shall commence on the “New Commencement Date”, being the earlier of (i) August 15, 2011 and (ii) the date that is two (2) weeks following substantial completion of Landlord’s Work (as defined in Section 5 below). The New Term shall expire on the last day of the twenty-seventh (27th) full month after the New Commencement Date (the “New Expiration Date”). Subject to Section 4 below, in no event shall the New Term operate to release Tenant from liability for any amounts owed or defaults that exist under the Lease for the Original Premises prior to the New Commencement Date.

4.                                      Monthly Base Rent. Until the later of (i) the New Commencement Date or (ii) the date on which Tenant vacates and surrenders the Original Premises (or Substitution Space, if applicable), Tenant shall continue to pay monthly installments of Base Rent for the Original Premises in the amount of Eight Thousand Seven Hundred Fifty and No/100ths Dollars ($8,750.00) per month. Notwithstanding anything in the Lease to the contrary, effective as of the New Commencement Date and continuing for the duration of the New Term, Tenant shall pay monthly installments of Base Rent for the New Premises to Landlord in accordance with the following schedule:

Months	Monthly Installments of Base Rent
1 — 12*	$8,749.05	**
13 — 24	$9,009.66
25 — 27	$9,270.27

*Including any partial month at the beginning of the New Term.

**Notwithstanding the schedule above, provided Tenant is not in monetary or material non-monetary default under the Amended Lease beyond any applicable notice and cure period, Landlord hereby agrees to abate Tenant’s obligation to pay the monthly installments of Base Rent for the New Premises for the first three (3) months following the New Commencement Date (the “Abatement Period”) (the total amount of such abated Base Rent is hereafter referred to as the “Abated Amount”). During the Abatement Period, Tenant will still be responsible for the payment of all other monetary obligations under the Amended Lease with respect to the New Premises including, without limitation, any operating expenses, direct taxes, and parking charges for the New Premises.

All of such Base Rent shall be payable by Tenant pursuant to the terms of the Amended Lease.

5.                                      Condition of New Premises. Prior to the New Commencement Date, Landlord shall make improvements to the New Premises, on a turn-key basis at Landlord’s sole cost and expense, using the 2200 Building standard materials, finishes and specifications in accordance with the mutually agreed upon Space Plan attached hereto as Exhibit B (collectively, “Landlord’s Work”). Except as otherwise expressly set forth herein with respect to Landlord’s Work and except for Landlord’s repair and maintenance obligations set forth in the Lease, Tenant acknowledges that Landlord has no obligation to improve, or to otherwise fund any improvements to, any of the New Premises, and, subject to this Section 5, Tenant hereby accepts the New Premises in its present “AS-IS” condition. Tenant further acknowledges that except as expressly provided in this Amendment, neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of any of the New Premises, the improvements, refurbishments, or alterations therein, the 2200 Building or with respect to the functionality thereof or the suitability of any of the foregoing for the conduct of Tenant’s business and that all representations and warranties of Landlord, if any, are as set forth in this Amendment.

6.                                      Early Access to New Premises. Provided (i) Landlord has received from Tenant a copy of this Amendment fully executed by Tenant, (ii) Tenant is not in default under the Lease; and Tenant and its contractors and employees do not interfere with the completion of Landlord’s Work, Landlord shall use reasonable efforts to give Tenant’s designated contractors access to the New Premises commencing seven (7) days prior to the New Commencement Date (the “Early Access Period”) for purposes of installing Tenant’s furniture, fixtures and equipment. Tenant’s access to the New Premises during the Early Access Period shall be subject to all terms and conditions of the Amended Lease, except that Tenant shall not be obligated to pay Base Rent for the New Premises during the Early Access Period. Tenant agrees to provide Landlord with prior notice of any such intended early access and to cooperate with Landlord during the Early Access Period of an such early access so as not to interfere with Landlord in the completion of Landlord’s Work in or about the New Premises. Should Landlord determine such early access interferes with Landlord’s Work, Landlord may deny Tenant access to the New Premises until Landlord’s Work is substantially completed. In such case, Tenant shall promptly surrender any keys or other means of access to the New Premises and otherwise comply with such denial.

7.                                      Temporary Space. Notwithstanding any provision of the Amended Lease to the contrary, Tenant hereby acknowledges and agrees that prior to and continuing until the New Commencement Date, if Landlord executes a new lease for a third party to lease the Original Premises, Landlord shall have the right, in its sole and absolute discretion, to move Tenant to other space within the 1900 Building, 2200 Building or the building located at 2000 Powell Street, comparable to the Original Premises as determined by Landlord in its sole and absolute discretion (“Substitution Space”), for a period not to exceed two (2) weeks. If Landlord elects to move Tenant to Substitution Space, Landlord shall give Tenant at least twenty (20) days’ prior written notice and shall move Tenant’s effects to the Substitution Space at Landlord’s sole cost and expense at such time and in such manner as to inconvenience Tenant as little as reasonably practicable, and all terms of the Amended Lease shall apply to the Substitution Space with equal force.

8.                                      Tenant’s Pro Rata Share. Prior to the New Commencement Date, Tenant shall continue to pay for its Pro Rata Share of Expenses and Taxes in accordance with the terms of the Lease. As of the New Commencement Date and continuing for the duration of the New Term, Tenant’s Pro Rata Share of Expenses and Taxes allocable to the New Premise shall be 1.63%, based upon the New Premises containing 3,723 RSF and the 2200 Building containing 228,825 RSF. During the New Term, the Base Year for purposes of determining Tenant’s Pro Rata Share of Expenses and Taxes shall be the calendar year 2012.

9.                                      Parking. Prior to the New Commencement Date, Tenant shall continue to have the right to use fifteen (15) unreserved vehicle parking stalls in the parking lot or lots of the Project designated by Landlord for the use of tenants of the 1900 Building at the monthly rate of $75.00 per stall, subject to the terms of the Lease. As of the New Commencement Date, Tenant shall have the right to use eleven (11) unreserved vehicle parking stalls in the parking lot or lots of the Project designated by Landlord for the use of tenants of the 2200 Building at the monthly rate of $75.00 per stall or at the prevailing market rate for the Project as determined by Landlord in its commercially reasonable discretion from time to time, all subject to the terms of the Amended Lease.

10.                               Signage. On or before the New Commencement Date, Landlord shall, at Landlord’s sole cost, install suite identification signage outside of the Premises with respect to the New Premises. Tenant’s sign rights granted hereunder and in the Lease are personal to the original Tenant executing this Amendment and may not be assigned.

11.                               Security Deposit. Provided Tenant is not in default under the Amended Lease and has complied with all of the terms of this Amendment, within a reasonable period after the New Commencement Date, Landlord shall refund to Tenant the amount of $14,576.93 from the existing $23,847.20 of Security Deposit currently being held by Landlord under the Lease, such that Landlord shall retain the sum of $9,270.27 of the Security Deposit as the Security Deposit for the New Premises. Notwithstanding the foregoing or anything in the Lease to the contrary, Landlord shall be permitted to apply any portion of the Existing Security Deposit towards payment of any restoration required to be performed by Landlord as a result of Tenant’s failure to surrender the Original Premises in the condition required by the Amended Lease, and, as applicable, (i) Landlord shall offset the refund due Tenant by the cost of such restoration, and (ii) Tenant shall, within ten (10) days after Landlord’s demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the amount of $9,270.27.

12.                               Notices. Landlord’s addresses for notices and payment of rent shall be and is hereby amended as follows:

Landlord’s Address	Emeryville Office, L.L.C.
c/o LBA Realty
17901 Von Karman, Suite 950
Irvine, California 92614
Attn: SVP - Operations
Telephone: (949) 833-0400
Facsimile: (949) 955-9350

With copies to:	Emeryville Office, L.L.C.
c/o Property Manager
Watergate Towers
2200 Powell Street, Suite 120
Emeryville, CA 94608

For Payment of Rent:	Emeryville Office, L.L.C.
P.O. Box 749671
Los Angeles, CA 90074-9671

From and after the New Commencement Date, Tenant’s addresses for notices shall be and is hereby amended as follows:

Adamas Pharmaceuticals, Inc.
2200 Powell Street, Suite 220
Emeryville, California 94608

13.                               Options. Landlord hereby grants to Tenant an Extension Option as further provided in Rider No. 1 and Rider No. 2 attached hereto and made a part hereof. Tenant acknowledges and agrees that except as otherwise expressly provided herein, Tenant has no options and/or rights to lease additional space, terminate the Lease early, or extend the Term. Accordingly, all such options previously granted to Tenant, including, without limitation, Tenant’s existing Right of First Offer and Termination Option as set forth in Sections 6 and 7 of the Second Amendment, are hereby deleted and rendered of no further force and effect.

14.                               Broker. Landlord and Tenant each represent and warrant to the other that it is not aware of any brokers or finders who may claim a fee or commission in connection with the consummation of the transactions contemplated by this Amendment other than Cornish & Carey Commercial/NKF representing Tenant. If any other claims for brokers’ or finders’ fees in connection with the transactions contemplated by this Amendment arise, then Tenant agrees to indemnify, protect, hold harmless and defend Landlord (with counsel reasonably satisfactory to Landlord) from and against any such claims if they shall be based upon any statement, representation or agreement made by Tenant, and Landlord agrees to indemnify, protect, hold harmless and defend Tenant (with counsel reasonably satisfactory to Tenant) if such claims are based upon any statement, representation or agreement made by Landlord.

15.                               No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall apply and govern the parties, This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.

[REMAINDER OF PAGE INTENTIONALLY BLANK; SIGNATURES FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed the date first above written.

Tenant:

ADAMAS PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Deborah Foy
Name:	Deborah Foy
Its:	Vice President, Finance & Administration

[SIGNATURES CONTINUED ON FOLLOWING PAGE]

EMERYVILLE OFFICE, L.L.C.,

a Delaware limited liability company

By:	EMERYVILLE OFFICE HOLDINGS, L.L.C,
a Delaware limited liability company,
its Sole Member and Manager

	By:	LBA RIV-Company III, LLC,
a Delaware limited liability company,
its Operating Member

		By:	LBA REIT IV, LLC,
a Delaware limited liability company
its sole Member and Manager

			By:	LBA Realty Fund IV, L.P.,
a Delaware limited partnership,
its Sole Manager

				By:	LBA Management Company IV, LLC,
a Delaware limited liability company,
its General Partner

					By:	LBA Realty LLC,
a Delaware limited liability company,
its Manager

						By:	LBA Inc.,
a California corporation,
its Managing Member

						By:	/s/ Don Shaver
						Name:	Don Shaver
						Title:	Senior Vice President

For LBA Office Use Only: Prepared & Reviewed by:	/s/CF

EXHIBIT “A”

DEPICTION OF NEW PREMISES

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EXHIBIT “B”

SPACE PLAN

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EXTENSION OPTION RIDER

RIDER NO. 1

This Rider No. 1 is made and entered into by and between EMERYVILLE OFFICE, L.L.C., a Delaware limited liability company (“Landlord”), and ADAMAS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), as of the day and year of the Amendment between Landlord and Tenant to which this Rider is attached. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Amendment. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Amended Lease to the contrary, the provisions set forth below shall be deemed to be part of the Amended Lease and shall supersede any inconsistent provisions of the Amended Lease. All references in the Amended Lease and in this Rider to the “Amended Lease” shall be construed to mean the Amended Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider.

1.                                      Landlord hereby grants to Tenant one (1) option (the “Extension Option”) to extend the New Term of the Amended Lease for an additional period of two (2) years (the “Option Term”), on the same terms, covenants and conditions as provided for in the Amended Lease during the New Term, except for the monthly Base Rent, which shall initially be equal to the “fair market rental rate” for the New Premises for the Option Term as defined and determined in accordance with the provisions of the Fair Market Rental Rate Rider attached as Rider No. 2, subject to fair market annual rent adjustments during the Option Term.

2.                                      The Extension Option must be exercised, if at all, by written notice (“Extension Notice”) delivered by Tenant to Landlord no sooner than that date which is twelve (12) months and no later than that date which is six (6) months prior to the expiration of the New Term. Provided Tenant has properly and timely exercised the Extension Option, the New Term shall be extended by the Option Term, and all terms, covenants and conditions of the Amended Lease shall remain unmodified and in full force and effect, except that the monthly Base Rent shall be as set forth above and in Rider No. 2, and except that there shall be no remaining Extension Options.

3.                                      The Extension Option is personal to the original Tenant executing this Amendment or an Affiliate via a Business Transfer and may he exercised only by such original Tenant or Affiliate while occupying and leasing the entire New Premises and without having assigned the Amended Lease other than to an Affiliate or sublet any portion of the New Premises, and/or without the intent of thereafter assigning the Amended Lease or subletting the New Premises, and may not be exercised or be assigned, voluntarily or involuntarily, by any person or entity other than the original Tenant executing this Amendment or Affiliate. The Extension Option is not assignable separate and apart from the Amended Lease, nor may said Extension Option be separated from the Amended Lease in any manner, either by reservation or otherwise. The Extension Option is subject to all expansion and extension rights and other rights to lease, as applicable, which Landlord has granted to other tenants prior to the date of the Amendment. Tenant will have no right to exercise the Extension Option, notwithstanding any provision of the grant of option to the contrary, and Tenant’s exercise of the Extension Option may be nullified by Landlord and deemed of no further force or effect, if (i) Tenant is in default of any monetary obligation or material non-monetary obligation under the terms of the Amended Lease (or if Tenant would be in such default under the Amended Lease but for the passage of time or the giving of notice, or both) as of Tenant’s exercise of the Extension Option or at any time after the exercise of the Extension Option and prior to the commencement of the Option Term, or (ii) Landlord has given Tenant two (2) or more notices of default, whether or not such defaults are subsequently cured, during any twelve (12) consecutive month period of the Amended Lease. The Extension Option is hereby deemed an economic term which Landlord, in its sole and absolute discretion, may or may not offer in conjunction with any future extensions of the New Term.

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FAIR MARKET RENTAL RATE RIDER

RIDER NO.2 TO LEASE

This Rider No. 2 is made and entered into by and between EMERYVILLE OFFICE, L.L.C., a Delaware limited liability company (“Landlord”), and ADAMAS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”), as of the day and year of the Amendment between Landlord and Tenant to which this Rider is attached. All capitalized terms not defined in this Rider shall have the same meaning as set forth in the Amendment. Landlord and Tenant hereby agree that, notwithstanding anything contained in the Lease to the contrary, the provisions set forth below shall be deemed to be part of the Amended Lease and shall supersede any inconsistent provisions of the Amended Lease. All references in the Amended Lease and in this Rider to the “Amended Lease” shall be construed to mean the Amended Lease (and all exhibits and Riders attached thereto), as amended and supplemented by this Rider.

1.                                      The term “fair market rental rate” as used in Rider No. 1 shall mean the annual amount per square foot, projected during the Option Term (including annual adjustments), that a willing, non-equity renewal tenant (excluding sublease and assignment transactions) would pay, and a willing, institutional landlord of a comparable quality office building located in the Emeryville, California area would accept, in an arm’s length transaction (what Landlord is accepting in then current transactions for the Building may be used for purposes of projecting rent for the Option Term), for space of comparable size, quality and floor height as the New Premises, taking into account the age, quality and layout of the existing improvements in the New Premises, and taking into account items that professional real estate brokers or professional real estate appraisers customarily consider, including, but not limited to, rental rates, space availability, tenant size, tenant improvement allowances, parking charges and any other lease considerations, if any, then being charged or granted by Landlord or the lessors of such similar office buildings. All economic terms other than monthly Base Rent, such as tenant improvement allowance amounts, if any, operating expense allowances, parking charges, etc., will be established by Landlord and will be factored into the determination of the fair market rental rate for the Option Term. Accordingly, the fair market rental rate will be an effective rate, not specifically including, but accounting for, the appropriate economic considerations described above

.

2.                                      In the event where a determination of fair market rental rate is required under the Amended Lease, Landlord shall provide written notice of Landlord’s determination of the fair market rental rate not later than ninety (90) days after the last day upon which Tenant may timely exercise the right giving rise to the necessity for such fair market rental rate determination. Tenant shall have ten (10) days (“Tenant’s Review Period”) after receipt of Landlord’s notice of the fair market rental rate within which to accept such fair market rental rate or to reasonably object thereto in writing. Failure of Tenant to so object to the fair market rental rate submitted by Landlord in writing within Tenant’s Review Period shall conclusively be deemed Tenant’s disapproval thereof. If within Tenant’s Review Period Tenant reasonably objects to or is deemed to have disapproved the fair market rental rate submitted by Landlord, Landlord and Tenant will meet together with their respective legal counsel to present and discuss their individual determinations of the fair market rental rate for the New Premises under the parameters set forth in Section 1 above and shall diligently and in good faith attempt to negotiate a rental rate on the basis of such individual determinations. Such meeting shall occur no later than ten (10) days after the expiration of Tenant’s Review Period. The parties shall each provide the other with such supporting information and documentation as they deem appropriate. At such meeting if Landlord and Tenant are unable to agree upon the fair market rental rate, they shall each submit to the other their respective best and final offer as to the fair market rental rate. If Landlord and Tenant fail to reach agreement on such fair market rental rate within five (5) business days following such a meeting (the “Outside Agreement  Date”), Tenant’s Extension Option will be deemed null and void unless Tenant demands appraisal within

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five (5) business days thereof, in which event each party’s determination shall be submitted to appraisal in accordance with the provisions of Section 3 below.

3.                                      (a) Landlord and Tenant shall each appoint one (1) independent appraiser who shall by profession be an M.A.I. certified real estate appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial (including office) properties in the Emeryville, California area. The determination of the appraisers shall be limited solely to the issue of whether Landlord’s or Tenant’s last proposed (as of the Outside Agreement Date) best and final fair market rental rate for the New Premises is the closest to the actual fair market rental rate for the New Premises as determined by the appraisers, taking into account the requirements specified in Section 1 above. Each such appraiser shall be appointed within fifteen (15) days after the Outside Agreement Date.

(b)                                 The two (2) appraisers so appointed shall within fifteen (15) days of the date of the appointment of the last appointed appraiser agree upon and appoint a third appraiser who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) appraisers.

(c)                                  The three (3) appraisers shall within thirty (30) days of the appointment of the third appraiser reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted best and final fair market rental rate, and shall notify Landlord and Tenant thereof. During such thirty (30) day period, Landlord and Tenant may submit to the appraisers such information and documentation to support their respective positions as they shall deem reasonably relevant and Landlord and Tenant may each appear before the appraisers jointly to question and respond to questions from the appraisers.

(d)                                 The decision of the majority of the three (3) appraisers shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option. If either Landlord or Tenant fails to appoint an appraiser within the time period specified in Section 3(a) hereinabove, the appraiser appointed by one of them shall within thirty (30) days following the date on which the party failing to appoint an appraiser could have last appointed such appraiser reach a decision based upon the same procedures as set forth above (i.e., by selecting either Landlord’s or Tenant’s submitted best and final fair market rental rate), and shall notify Landlord and Tenant thereof, and such appraiser’s decision shall be binding upon Landlord and Tenant and neither party shall have the right to reject the decision or to undo the exercise of the applicable Option.

(e)                                  If the two (2) appraisers fail to agree upon and appoint a third appraiser, either party, upon ten (10) days written notice to the other party, can apply to the Presiding Judge of the Superior Court of Alameda County to appoint a third appraiser meeting the qualifications set forth herein. The third appraiser, however, selected shall be a person who has not previously acted in any capacity for ether party.

(f)                                   The cost of each party’s appraiser shall be the responsibility of the party selecting such appraiser, and the cost of the third appraiser (or arbitration, if necessary) shall be shared equally by Landlord and Tenant.

(g)                                  If the process described hereinabove has not resulted in a selection of either Landlord’s or Tenant’s submitted best and final fair market rental rate by the commencement of the applicable lease term, then the fair market rental rate estimated by Landlord will be used until the appraiser(s) reach a decision, with an appropriate rental credit and other adjustments for any overpayments of monthly Base Rent or other amounts if the appraisers select Tenant’s submitted best and final estimate of the fair market rental rate. The parties shall enter into an amendment to the Lease confirming the terms of the decision.

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